Exhibit 10.1
WESTERN LIBERTY BANCORP
1370 Avenue of the Americas, 28th Floor
New York, NY 10019
November 12, 2009
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North
Lansing, Michigan 48933

Re:
Agreement and Plan of Merger (the “Agreement”), made effective as of July 13, 2009, by and among Western Liberty Bancorp (f/k/a Global Consumer Acquisition Corp. “WLB”), WL Interim Bank, 1st Commerce Bank, Capitol Development Bancorp Limited V and Capitol Bancorp Limited (“Capitol”)

Ladies and Gentlemen:
This letter confirms our mutual agreement and understanding to terminate the Agreement, effective immediately, pursuant to Section 12.1(a) of the Agreement. In that connection, we have agreed that we will each issue our own press release in the form annexed to this letter as Exhibit A, and WLB has agreed to reimburse Capitol an aggregate amount equal to $32,500 in respect of certain expenses incurred by Capitol.
The parties hereby agree that, notwithstanding anything to the contrary contained in the Agreement, no party shall have any further obligation or liability of any nature whatsoever under or in respect of the Agreement (other than Sections 9.8 and 9.13 which shall remain in effect), and each party to the Agreement hereby irrevocably releases any other party to the Agreement from any such obligation or liability (other than with respect to Sections 9.8 and 9.13 which shall remain in effect).
Please acknowledge that the foregoing accurately sets forth our mutual agreement and understanding by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,

WESTERN LIBERTY BANCORP		WL INTERIM BANK

By:	/s/ Jason N. Ader	By:	/s/ Jason N. Ader

	Name: Jason N. Ader		Name: Jason N. Ader
	Title: Chief Executive Officer		Title: Chief Executive Officer
AGREED AND ACKNOWLEDGED:

1ST COMMERCE BANK		CAPITOL DEVELOPMENT		CAPITOL BANCORP LIMITED
BANCORP LIMITED V

By:	/s/ Al Gourrier	By:	/s/ Cristin K. Reid	By:	/s/ Joseph D. Reid

	Al Gourrier		Cristin K. Reid		Joseph D. Reid
	Its: President		Its: Chairman		Its: President & CEO

EXHIBIT A
Capitol Press Release:
Capitol Bancorp and Western Liberty Bancorp Announce Mutual
Termination of Planned Divestiture
LANSING, Mich., and PHOENIX, Ariz.: November 12, 2009: Capitol Bancorp Limited (NYSE: CBC), and Western Liberty Bancorp (NYSE AMEX: WLBC) today announced the mutual termination of the planned divestiture of Capitol Bancorp’s Nevada-based affiliate, 1st Commerce Bank, to Western Liberty. The proposed divestiture was first announced on July 14, 2009. Both Capitol Bancorp and Western Liberty have mutually decided it is in the best interests of all parties involved to terminate the planned divesture of 1st Commerce at this time in order to pursue other opportunities.
WLB Press Release:
Western Liberty Bancorp and Capitol Bancorp Limited Announce the Mutual Termination of Western
Liberty’s Agreement to Acquire 1st Commerce Bank
Las Vegas, Nevada, November 12, 2009 — Western Liberty Bancorp (NYSE AMEX: WLBC) and Capitol Bancorp Limited (NYSE: CBC) today announced the mutual termination of the planned acquisition of Capitol Bancorp’s Nevada-based affiliate, 1st Commerce Bank, by Western Liberty. The proposed acquisition was first announced on July 14, 2009. Both Western Liberty and Capitol Bancorp have mutually decided it is in the best interests of all parties involved to terminate the planned acquisition of 1st Commerce at this time in order to pursue other opportunities.